UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s) Crenshaw, Carlton B. 3211 Jermantown Rd.


   Fairfax, VA  22030
2. Issuer Name and Ticker or Trading Symbol Anteon International Corporation
   (ANT)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year 12/12/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  12/11/02    G (1)    50,000        D  $0.000000    271,679        D  Direct
Common Stock                                                                                     88,932         I  by Trust

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Employee Stock Option (right to$18.000000                                                                              03/11/12
 buy)
Employee Stock Option (right to$0.843750                                                                  03/15/02     08/01/05
 buy)

Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to          Common Stock                   80,000                    80,000        D   Direct
 buy)
Employee Stock Option (right to          Common Stock                   28,510                    28,510        D   Direct
 buy)


Explanation of Responses:

(1)
Transfer of shares to a charitable remainder trust
-
Transfer of shares to a charitable remainder trust



SIGNATURE OF REPORTING PERSON
/S/ By: Rose A Gillard
    For: Carlton B. Crenshaw
DATE 12/12/02